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Description of the Key Features of the Loan Officer Incentive Plan (LOIP)

Approved and adopted on February 11, 2015

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Loan Officer Incentive Compensation Plan (LOIP) Description

I. Plan Purpose -- The LOIP is an annual, cash-based variable incentive compensation plan. It is specifically designed to encourage participants (selected Loan Officers) to produce results that enable the Bank to reach targeted levels of financial performance for the fiscal year. The LOIP provides participants with an opportunity to earn variable rewards that are contingent on (i) the net interest income (interest income less interest expense) produced from their identified loan portfolios. And (ii) the net income (interest and fee income less interest expense) from the loan officer's book of business, defined in section IV.

The President and CEO will use the LOIP as a part of his overall management strategy to provide direction and encouragement to participants. The LOIP will help control the escalation in fixed compensation costs and provide participants with an opportunity to enhance their overall level of compensation. This should better enable the Bank to attract, motivate and retain the kinds of Loan Officers needed to ensure financial success. It should also create incremental shareholder value through the generation of enhanced earnings.

The LOIP is administered by the Compensation Committee of the Board of Directors. Under normal circumstances the plan remains in effect for the current performance period, the calendar year. However, the Compensation Committee may discontinue or modify the plan in its sole discretion subject to the anticipated benefits created thereby.

II. Performance Period – This is a 12-month plan that is linked with portfolio performance and loan production targets established for each calendar year. However, there are semi-annual payouts. Each year the LOIP is reviewed and modified to ensure it is consistent with the financial measures in the annual business plan. Any financial measures that are related to lending performance in the LOIP are reviewed each year and adjusted to coincide with changes in participants, their compensation and the LOIP formula.

III. Plan Participants – The LOIP is intended for certain Loan Officers. The President and CEO will review the Loan Officers at the beginning of each fiscal year and select those eligible to participate in the LOIP. Recommended participants are presented to the Compensation Committee for approval. The list of participating Loan Officers will be maintained in the records of the Compensation Committee. Participants who join the Bank during the targeted year may have special arrangements during the time they are developing their portfolios.

IV. Participation Levels – Participants will receive 4.00% of the net interest income (interest income less interest expense) from loans identified as having been originated by the particular Loan Officer prior to the beginning of the calendar year. Participants also receive 6.00% of the net income (interest income plus fee income less interest expense) from the loan officer's book of business originated during the performance period. Book of business is defined as loans and deposits assigned to a commercial lender. The President and CEO will review the participation percentages at the beginning of each calendar year and recommend any needed modifications to the Compensation Committee.

V. Plan Formula – Annual calendar year performance is calculated for each participating loan officer to ensure an accurate determination of portfolio performance. A sample calculation is provided on an attached spreadsheet.

Cumulative interest income from loans existing at the beginning of the performance period is calculated. Interest expense, equal to loan volume times the most recently available average cost of funds for the Bank, is deducted from interest income to determine loan officer contribution. Loan officer contribution is multiplied by the portfolio rating to calculate the income base. The income base is multiplied by 4.00% to determine the incentive award from existing loans.

Cumulative interest income from growth in book of business (loan growth plus deposit growth during the performance period) is calculated. Interest expense, equal to loan volume plus deposit volume times the most recently available average cost of funds for the Bank, is deducted from interest income to determine net interest income. Origination fee income is also added to determine loan officer contribution. Loan officer contribution is multiplied by the portfolio rating to calculate the income base. The income base is multiplied by 6.00% to determine the incentive award from growth in book of business. A decline in book of business will result in a negative impact to cumulative interest income for the performance period. This will, in effect, lower the incentive payment allocated for existing loans.

The incentive awards from existing loans and book of business growth are added to determine the total award payment.

VI. Loan Portfolio Performance – Loan portfolio performance is calculated to help ensure that asset quality targets are met. The portfolio quality guidelines are established by the President and CEO with input from the Senior Loan Officer.

<u>VII. Plan Communications</u> -- Following approval of the LOIP by the Compensation Committee, the President and CEO will ensure that all participants are notified of their participation, target awards, the plan formula, how incentive awards are calculated and what they may do to positively influence the size of their awards. During the performance period the President and CEO will ensure that all participants are provided with periodic updates on the status of the LOIP. This enables participants to project the formula awards for which they are potentially eligible.

<u>VIII. Award Determination</u> – Awards are calculated and deemed "earned" on a calendar year annual basis. However, management may pay estimated awards, as deemed appropriate by the Compensation Committee, at intervals more frequent than annually. These awards are considered pre-payments of the annual award and subject to claw-back if the commercial lender is not employed at calendar year-end December 31.

<u>IX. Award Payments</u> -- As soon as practical, following approval by the Compensation Committee, incentive awards are paid. The payments can be made by separate check or included in regular pay, but will be specifically designated as incentive awards. In order to receive award payments, participants must be employed in good standing when the payments are made.

<u>X. LOIP Review</u> -- In January of each calendar year in which the LOIP is in effect, the President and CEO, with input from the Chairman of the Board and the CFO, will review the LOIP and determine whether modifications should be proposed for the new plan year commencing on January 1. Any modifications are reviewed and approved by the Compensation Committee. The President and CEO will ensure that all participants are informed about any changes in the plan as soon as practical following approval and adoption of the new plan.

<u>XI, President and CEO and Compensation Committee Discretion</u> – The guidelines for the LOIP build structure into the incentive compensation determination process. Along with the guidelines, a certain amount of common sense and discretion are frequently needed. The President and CEO has the discretion to recommend certain awards to the Compensation Committee, should they be warranted. Similarly, members of the Compensation Committee may recommend certain discretionary awards. This is in keeping with good compensation management practices.